Exhibit 99.1

Investor and Media Inquiries:
Maeve Conneighton Argot Partners 212-600-1902	Dan Swisher Sunesis Pharmaceuticals Inc. 650-266-3715

Sunesis Pharmaceuticals Reports Second Quarter 2017 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 2:00 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., July 27, 2017 — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the second quarter ended June 30, 2017. Loss from operations for the three months ended June 30, 2017 was $8.6 million. As of June 30, 2017, cash, cash equivalents and marketable securities totaled $22.7 million.

“We have made tangible progress under our revised operating plan to focus primarily on our non-covalent BTK inhibitor, SNS-062. With the first patient being dosed, the recent initiation of our Phase 1b/2 study in patients with relapsed chronic lymphocytic leukemia (CLL) and other B-cell malignancies marks an important milestone for the company,” said Daniel Swisher, Chief Executive Officer of Sunesis. “SNS-062 is designed to overcome the leading resistance pathway to ibrutinib, the predominant standard of care for the treatment of CLL. As a reversible, non-covalent BTK inhibitor, SNS-062 has the potential to establish proof of concept through the treatment and evaluation of resistant B-cell malignancy patients from this ongoing Phase 1b/2 study.”

Mr. Swisher added, “As we work toward this goal, we will maintain a streamlined operation and a focused investment plan with current cash resources lasting into second quarter of 2018.”

Recent Highlights

•	First Patient Dosed in Phase 1b/2 Study Evaluating Oral Non-Covalent BTK-inhibitor SNS-062 in Adults with Chronic Lymphocytic Leukemia (CLL) and other B-Cell Malignancies. In July, Sunesis announced that the first patient was dosed at the Dana-Farber Cancer Institute in the Phase 1b/2 dose-escalation and cohort-expansion study evaluating the safety, pharmacokinetics, pharmacodynamics, and antitumor activity of its oral, reversible, non-covalent BTK-inhibitor, SNS-062, in adults with CLL, small lymphocytic leukemia, Waldenstrom’s macroglobulemia and mantle cell lymphoma. The Phase 1b/2 trial is an open-label, sequential-group study that will enroll up to 124 subjects and is being conducted at five leading sites in the United States.

Financial Highlights

•	Cash, cash equivalents and marketable securities totaled $22.7 million as of June 30, 2017, as compared to $42.6 million as of December 31, 2016. The decrease of $19.9 million was primarily due to $20.5 million of net cash used in operating activities and a debt restructuring payment of $7.6 million, partially offset by $8.2 million primarily from sales of common stock through the company’s at the market facility. The Company expects that its current cash resources are sufficient to fund the company into the second quarter of 2018.

•	Revenue for the three and six months ended June 30, 2017 was nil and $0.7 million, as compared to $0.6 million and $1.3 million for the same periods in 2016. Revenue in each period was primarily due to deferred revenue recognized related to the Royalty Agreement with Royalty Pharma.

•	Research and development expense was $4.9 million and $11.1 million for the three and six months ended June 30, 2017 as compared to $6.6 million and $12.8 million for the same periods in 2016. The decrease of $1.7 million between each of the comparable periods from last year was primarily related to reduced spending on the vosaroxin program.

•	General and administrative expense was $3.7 million and $7.6 million for the three and six months ended June 30, 2017, as compared to $4.0 million and $8.3 million for the same periods in 2016. The decreases of $0.3 million and $0.7 million between the comparable periods in 2016 were primarily due to reduced personnel and commercial expenses.

•	Interest expense was $0.3 million and $0.8 million for the three and six months ended June 30, 2017, as compared to $0.5 million and $0.8 million for the same periods in 2016.

•	Net other income was $0.1 million and $0.2 million for the three and six months ended June 30, 2017, as compared to nil and $0.1 million for the same periods in 2016. The other income was primarily comprised of interest income from the short-term investments.

•	Cash used in operating activities was $20.5 million for the six months ended June 30, 2017, as compared to $20.1 million for the same period in 2016. Net cash used in the 2017 period resulted primarily from the net loss of $18.7 million and changes in operating assets and liabilities of $3.9 million, partially offset by net adjustments for non-cash items of $2.1 million.

•	Sunesis reported loss from operations of $8.6 million and $18.1 million for the three and six months ended June 30, 2017, as compared to $10.0 million and $19.9 million for the same periods in 2016. Net loss was $8.8 million and $18.7 million for the three and six months ended June 30, 2017, as compared to $10.4 million and $20.5 million for the same periods in 2016.

Conference Call Information

Sunesis will host a conference today at 2:00 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 51914278. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built an experienced cancer drug development organization committed to improving the lives of people with cancer. The company is focused on advancing its novel kinase-inhibitor pipeline, with an emphasis on establishing proof of concept with its oral non-covalent BTK-inhibitor, SNS-062, in ibrutinib-resistant chronic lymphocytic leukemia. Sunesis also is supporting investigator-led studies of vosaroxin in acute myeloid leukemia.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to the continued development of SNS-062, including the timing of our Phase 1b/2 trial of SNS-062 and the therapeutic potential of SNS-062, further development of its kinase inhibitor pipeline, business development alternatives for vosaroxin, and the sufficiency of Sunesis’ cash and funding into June 2018. Words such as “continue,” “expect,” “goal,” “look forward,” “promising,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis’ clinical trials, including SNS-062 Phase 1b/2 trial, the risk that Sunesis’ clinical studies for SNS-062, vosaroxin or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis’ clinical trials, that Sunesis’ development activities for SNS-062 or vosaroxin could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of SNS-062 or vosaroxin in the U.S. or Europe, and risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of SNS-062, vosaroxin and other product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Sunesis’ other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,672	$8,056
Marketable securities	11,011	34,532
Prepaids and other current assets	840	643

Total current assets	23,523	43,231
Property and equipment, net	25	3
Deposits and other assets	1,371

Total assets	$24,919	$43,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,277	$1,871
Accrued clinical expense	809	1,434
Accrued compensation	1,172	2,000
Other accrued liabilities	1,065	1,691
Current portion of deferred revenue	—	610
Current portion of notes payable	1,667	3,333

Total current liabilities	6,990	10,939
Non-current portion of notes payable	5,424	11,102
Other accrued liabilities	32	169
Commitments
Stockholders’ equity:
Preferred stock	18,808	18,808
Common stock	2	2
Additional paid-in capital	609,744	599,632
Accumulated other comprehensive income (loss)	(9)	(22)
Accumulated deficit	(616,072)	(597,396)

Total stockholders’ equity	12,473	21,024

Total liabilities and stockholders’ equity	24,919	43,234

Note 1: The consolidated balance sheet as of December 31, 2016 has been derived from the audited financial statements as of that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Note 2)
Revenue:
License and other revenue	$—	$610	$669	$1,250

Total revenues	—	610	669	1,250

Operating expenses:
Research and development	4,941	6,606	11,103	12,815
General and administrative	3,671	3,997	7,613	8,292

Total operating expenses	8,612	10,603	18,716	21,107

Loss from operations	(8,612)	(9,993)	(18,047)	(19,857)

Interest expense	(344)	(476)	(828)	(774)
Other income (expense), net	114	23	199	99

Net loss	(8,842)	(10,446)	(18,676)	(20,532)
Unrealized gain (loss) on available-for-sale securities	9	(1)	13	12

Comprehensive loss	$(8,833)	$(10,447)	$(18,663)	$(20,520)

Basic and diluted loss per common share:
Net loss	$(8,842)	$(10,446)	$(18,676)	$(20,532)
Shares used in computing basic and diluted loss per common share	21,521	14,493	21,276	14,468

Basic and diluted loss per common share	$(0.41)	$(0.72)	$(0.88)	$(1.44)